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EXHIBIT 99.1(5)(b)

Endorsement Amending Suicide Exclusion Provision
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ENDORSEMENT AMENDING SUICIDE EXCLUSION PROVISION

THIS POLICY IS HEREBY AMENDED TO PROVIDE THAT:

The Suicide Exclusion provision of your policy will be waived for the amount of Death Benefit that is a replacement of group life insurance.

The Suicide Exclusion provision of your policy will be in effect and will be applicable to any Death Benefit in excess of the Death Benefit that is a replacement of group life insurance.

The portion of Death Benefit equal to the group life insurance Death Benefit will be considered a replacement of group life insurance if all of the following conditions are met:

     1. The group life insurance Death Benefit being replaced is a component of a group life plan facilitated by the insured's current employer at the issuance of this policy; and

     2. The group life insurance Death Benefit being replaced is terminated within 90 days of the policy date of this policy; and

     3. The group life insurance Death Benefit being replaced is not inforce on the date of the death of the insured of this policy.


PACIFIC MUTUAL LIFE INSURANCE COMPANY



Thomas C Sutton
Chairman and Chief Executive Officer

E-9104